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                                                                 EXHIBIT (l)(18)

                               PURCHASE AGREEMENT



         Northern Funds (the "Trust"), a Delaware business trust, and Brian R. Curran hereby agree as follows:

         1. The Trust hereby offers Brian R. Curran, and Brian R. Curran hereby purchases, one Class A Share of the Trust's Value Fund (the "Share") at $10.00 per Share. The Trust hereby acknowledges receipt from Brian R. Curran of funds in full payment for the foregoing Share.

         2. Brian R. Curran represents and warrants to the Trust that the foregoing Shares are acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of May 29, 2001.


                                                     NORTHERN FUNDS


                                                     By:/s/Lloyd A. Wennlund
                                                     -----------------------
                                                     Name : Lloyd A. Wennlund
                                                     Title: President

                                                     BRIAN R. CURRAN

                                                     /s/ Brian R. Curran
                                                     -------------------